Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-298287) on Form S-4 of our reports dated February 26, 2026, relating to the financial statements of Rocket Lab Corporation and the effectiveness of Rocket Lab Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rocket Lab Corporation for the fiscal year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, CA

August 24, 2026